                                                                      EXHIBIT 99

         INVERESK RESEARCH GROUP, INC. APPOINTS NEW INDEPENDENT DIRECTOR

         Inveresk Research Group, Inc. (Nasdaq: IRGI) today announced the appointment of Vanessa Chang as a director of the Company and member of its audit committee effective immediately.

         Ms. Chang is also an independent member of the board of directors and chairperson of the audit committee for New Perspective Fund (NYSE: NPF), a $20 billion global mutual fund advised by Capital Research and Management Company.

         Previously, Ms. Chang was Chief Executive Officer and Founder of ResolveItNow.com, an online dispute resolution services company. Prior to ResolveItNow.com, she was a Senior Vice President of Secured Capital Corp., a real estate investment bank, and a Partner at KPMG LLP. Ms. Chang obtained a Bachelor of Arts degree from the University of British Columbia in 1973 and is a Certified Public Accountant in California.

         Inveresk Research is a leading provider of drug development services to companies in the pharmaceutical and biotechnology industries. Through its Pre-clinical and Clinical business segments, the Company offers a broad range of drug development services, including pre-clinical safety and pharmacology evaluation services, laboratory sciences services and clinical development services. Inveresk Research is one of a small number of drug development services companies currently providing a comprehensive range of pre-clinical and clinical development services on a world-wide basis. The Company's client base includes major pharmaceutical companies in North America, Europe and Japan, as well as many biotechnology and specialty pharmaceutical companies. For more information on Inveresk Research, visit our Web site at http://www.inveresk.com.